                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 dated June 24, 1997 of Lear Corporation (formerly known as Lear Seating Corporation) of our report dated August 8, 1995, relating to the consolidated financial statements of Masland Corporation as of June 30, 1995 and July 1, 1994 and for the three years in the period ended June 30, 1995, which appears on page 3 of Lear Corporation's Form 8-K dated June 27, 1996. We also consent to the reference to us under the heading "Experts" in the Form S-3 of Lear Corporation dated June 24, 1997.


/s/ PRICE WATERHOUSE LLP
--------------------------------------
PRICE WATERHOUSE LLP

Philadelphia, Pennsylvania

June 24, 1997